Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated August 13, 2012, relating to our audit of the consolidated balance sheet of Appiphany Technologies Holdings Corp., as of April 30, 2012, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended, which is included in the Annual Report on Form 10-K filed by Appiphany Technologies Holdings Corp. on August 14, 2012.

/s/ Sadler, Gibb & Associates, LLC

Farmington, UT

November 9, 2012